Exhibit 99.1

December 3, 2012

NORTHWEST PIPE COMPANY

ELEVATES MONTROSS TO CHIEF EXECUTIVE OFFICER

Vancouver, WA, December 3, 2012. Northwest Pipe Company (NASDAQ: NWPX), a leading manufacturer of welded steel pipe for the water transmission and energy infrastructure markets, today announces Scott Montross will become President and Chief Executive Officer on January 1, 2013 as part of a planned transition. Current President and Chief Executive Officer, Richard Roman, will assume the role of Executive Chairman of the Board of Directors. Mr. Roman has been President and CEO since 2010 and a director of the Company since 2003. William Tagmyer, who has been Chairman of the Board of Directors since 1986, will become Chairman of the Executive Committee.

Scott Montross joined Northwest Pipe in May 2011 as Executive Vice President and Chief Operating Officer. Previously he served as Executive Vice President, Flat Products Group of Evraz, Inc. NA, a specialty and commodity steel manufacturer, from March 2010 through April 2011. Mr. Montross served as Vice President, General Manager, Evraz Oregon Steel from February 2007 through February 2010. Prior to that Mr. Montross served as Vice President of Sales at Oregon Steel Mills, Inc. from June 2003 through February 2007.

“Scott Montross is a terrific candidate to take on the CEO role,” said Rich Roman. “His experience, operational skills and leadership capabilities will enable him to excel in this role. I look forward to working with Scott, Bill Tagmyer, who has provided extraordinary leadership to this company over three decades and the entire management team as we continue to grow Northwest Pipe Company.”

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of products including energy, construction, agriculture and industrial systems. The Company is headquartered in Vancouver, Washington and has nine manufacturing facilities across the United States and Mexico.

CONTACT:	Robin Gantt, Chief Financial Officer
360-397-6250